Exhibit 10.1

                 CONSOLIDATED FREIGHTWAYS, INC.
                   SPECIAL BONUS PLAN FOR 1996



THE PLAN

In order to motivate certain key employees more effectively, Consolidated Freightways, Inc. (CF, Inc.) establishes a Special Bonus Plan for 1996 (Plan) under which payments will be made to designated executive personnel out of calendar year 1996 profits.


DESIGNATION OF PARTICIPANTS

Participants in this Plan shall be designated full-time executive personnel of CF, Inc. subsidiaries. A master list of all Plan participants will be maintained in the office of the Chief
Financial Officer of CF, Inc.


METHOD OF PAYMENT

Each Plan participant will be assigned specific Operating Profit
Ratio (O/R) performance goals.

Compensation for the assigned goals will be earned on a pro rata basis for accomplishments between the Minimum level and the Target O/R Goal. No special 1996 bonus will be earned by a participant until the Minimum O/R Goal is achieved.

For 1996, payments under this Plan are limited to 50 percent of each participant's annual compensation.


OPERATING RATIO

Operating Ratio is defined as: 1) operating expense before taxes, interest and non-operating expenses, but, including all amounts
expensed under any qualified   incentive and bonus plans; divided
by 2) net revenue. Since this Plan begins on July 1, 1996, results for the third and fourth quarter only will be used.


ANNUAL COMPENSATION

Annual Compensation for Bonus Plan purposes for each Plan participant is annualized salary (ie. weekly base salary as of July 1, 1996 multiplied by 52) excluding any incentive or other special compensation as of the first pay period following the date the participant becomes eligible to participate in this Plan. The term "special compensation" used herein includes deferred salary arrangements wherein the participant could have chosen to receive the deferred salary in the Plan year.


ELIGIBILITY FOR  PAYMENT

Eligible employees will commence participation on July 1, 1996.
An employee who commences participation after the July 1 date will receive a pro rata payment based on the number of full calendar quarters of Plan participation.

Subject to the following exceptions, no person shall receive any payment under this Plan unless on the date that the payment is actually made that person is then currently ( i) employed by Consolidated Freightways, Inc. or any of its subsidiaries and
(ii) a Plan participant.

     EXCEPTION 1.   A Plan participant who is employed by CF,
     Inc. or any of its subsidiaries through December 31, 1996 but leaves that employment or otherwise becomes ineligible after December 31, 1996 but before the final payment is made relating to 1996, unless terminated for cause, shall be entitled to receive payments under this Plan resulting from 1996 Incentive Profits.

     EXCEPTION 2.   An appropriate pro rata payment will be made
     (1) to a Plan participant who retires prior to December 31, 1996 pursuant to the Consolidated Freightways, Inc. Retirement Plan or to the provisions of the Social Security Act and who, at the time of retirement, was an eligible participant in this Plan, (2) to the heirs, legatees, administrators or executors of a Plan participant who dies prior to December 31, 1996 and who, at the time of death, was an eligible participant in this Plan, (3) to an eligible Plan participant who is placed on an approved Medical, Sabbatical, or Military Leave of Absence prior to December 31, 1996, or (4) to an eligible Plan participant who is transferred to another subsidiary of CF, Inc. and who remains an employee through December 31, 1996.


DATE OF PAYMENT

The Chief Executive Officer of CF, Inc. will select a date for payment to eligible participants. Such date will be no later than March 15, 1997.


LAWS GOVERNING PAYMENTS

No payment shall be made under this Plan in an amount which is prohibited by law.




AMENDMENT, SUSPENSION, AND ADMINISTRATION OF PLAN

The Compensation Committee of the Board of Directors of CF, Inc. may at any time amend, suspend, or terminate the operation of this Plan, by thirty-day written notice to the Plan participants, and will have full discretion as to the administration and interpretation of this Plan. No participant in this Plan shall have any right to receive any payment under this Plan until the date for payment.


DURATION OF PLAN

This Plan is effective from July 1, 1996 through December 31,
1996 only.